Ernst & Young LLP	Phone: 403 290-4100
Chartered Accountants	Fax: 403 290-4265
Ernst & Young Tower
1000 440 2 Avenue SW
Calgary AB Canada T2P 5E9

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No.1 to Form S-3, No. 333-145529) and related Prospectus of GeoGlobal Resources Inc. for the registration of 8,860,800 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2007 with respect to the consolidated financial statements of GeoGlobal Resources Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP (signed)

Calgary, Alberta, Canada
November 28, 2007